EXHIBIT 99



NEWS RELEASE

DATE:     AUGUST 22, 2003
CONTACT:  JOE L. POWERS
          EXECUTIVE VICE PRESIDENT
          P.O. BOX 141000, NASHVILLE, TN  37214-1000
          WEBSITE:  www.thomasnelson.com
PHONE:    (615) 902-1300
FAX:      (615) 883-6353


                THOMAS NELSON ANNOUNCES CASH DIVIDEND AND
                       ELECTION OF BOARD MEMBERS

NASHVILLE, TN, August 22, 2003. Thomas Nelson, Inc. (NYSE: TNM) announced that at its regular meeting yesterday, the Company's Board of Directors declared a quarterly cash dividend of $0.04 (four cents) per share for Common and Class B shares outstanding. The dividend is payable October 20, 2003 to shareholders of record at the close of business on October 6, 2003. This represents an indicated annual cash dividend of $0.16 (sixteen cents) per share.

Also, Thomas Nelson announced that at its annual shareholder meeting, the shareholders re-elected two members of the Board of Directors. Re-elected to serve additional three-year terms on the Board were S. Joseph Moore and Millard V. Oakley. The shareholders also elected a new member to the Board of Directors, Ronald W. Blue, to a one-year term, replacing the retiring Andrew J. Young.

Mr. Blue graduated from Indiana University with a Masters of Business Administration degree in 1967 and founded an Indianapolis-based CPA firm in 1970. In 1979, he founded Ronald Blue & Co., an Atlanta-based company that offers estate and investment counsel to individual clients and organizations. Mr. Blue currently serves on the Board of Directors of Campus Crusade for Christ, Crown Financial Ministries, Family Research Council, and The National Christian Foundation. He is also on the Board of Trustees of The Maclellan Foundation and the Sandra and William B. Johnson Foundation, Inc.

In other matters, the shareholders approved the Thomas Nelson, Inc. 2003 Stock Incentive Plan.

This news release includes certain forward-looking statements. Actual results could differ materially from those reflected by the forward-looking statements and a number of factors may affect future results, liquidity and capital resources. These factors include, but are not limited to, softness in the general retail environment, the timing and acceptance of products being introduced to the market, the level of product returns experienced, the level of margins achievable in the marketplace, the collectibility of accounts receivable, the recoupment of royalty advances, the effects of acquisitions or dispositions, the financial condition of our customers and suppliers, the realization of inventory values at carrying amounts, our access to capital and the realization of income tax (including the outcome of any future Internal Revenue Service audits) and intangible assets. Future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its business strategy during the remaining portion of the 2004 fiscal year. The Company disclaims any intent or obligation to update forward-looking statements.

Thomas Nelson, Inc. is a leading publisher, producer and distributor of books emphasizing Christian, inspirational and family value themes, and believes it is the largest publisher of Bibles and inspirational books in the English language. For more information, visit our website www.thomasnelson.com.

Thomas Nelson's stock is listed on the New York Stock Exchange (TNM-NYSE).


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